EXHIBIT 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2018 Results

SUNNYVALE, Calif., Jan. 25, 2018 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported financial results for its third fiscal quarter ended December 31, 2017.

The Company reported a net loss of $(1.5 million), or $(0.07) per basic and diluted share, on net revenues of $11.1 million for the third quarter of fiscal 2018, compared to net income of $348,000, or $0.02 per basic and diluted share, on net revenues of $11.5 million for the third quarter of fiscal 2017 and a net loss of $(1.7 million), or $(0.08) per basic and diluted share, on net revenues of $9.6 million for the second quarter of fiscal 2018, ended September 30, 2017. Gross margin was 51.0% compared to 56.6% in the prior year period and 50.4% in the second quarter of fiscal 2018.

Total operating expenses in the third quarter of fiscal 2018 were $6.7 million, compared to $6.3 million in the third quarter of fiscal 2017 and $6.7 million in the preceding quarter. Research and development expenses were $4.2 million, compared to $3.8 million in the prior year period and $4.2 million in the preceding quarter. Selling, general and administrative expenses were comparable year-over-year at $2.5 million compared to $2.4 million in the quarter ended December 31, 2016 and $2.5 million in the preceding quarter.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in above the range of guidance that we provided earlier in the third quarter while our gross margin came in below the range of guidance due to product mix. As in prior quarters, during the third quarter we continued to see slowness in our primary telecommunications and networking markets. However, we remain excited about our product development and marketing efforts for our newest market segments, our high performance SigmaQuad radiation-hardened SRAM products targeted at aerospace and defense applications and our patented in-place associative computing technology, or 'APU'. We remain on schedule to complete the design of our initial APU product this quarter, and we have packaged parts of our SigmaQuad radiation hardened SRAM product and expect shipments of our MIL-PRS-38535 Class V equivalent product in calendar 2018.”

“We recently presented at Stanford University as part of their EE Computer Systems Colloquium (EE380) and at the Global Artificial Intelligence Conference, detailing how our APU helps enable Natural Language Processing (NLP), Machine Learning, and Few-Shot Learning. We also presented an ODSC West Webinar and provided training to multiple organizations in the aerospace & defense sector."

In the third quarter of fiscal 2018, sales to Nokia (Alcatel-Lucent) were $3.9 million, or 34.7% of net revenues compared to $2.8 million, or 29.0% of net revenues, in the prior quarter and $4.5 million, or 39.5% of net revenues, in the same period a year ago. Direct and indirect sales to Cisco Systems were $565,000 or 5.1% of net revenues, compared to $506,000 or 5.2% of net revenues, in the prior quarter, and $1.1 million, or 9.8% of net revenues, in the same period a year ago. Military/defense sales were 20.7% of shipments compared to 24.4% of shipments in the prior quarter and 15.9% of shipments in the comparable period a year ago. SigmaQuad sales were 54.5% of shipments compared to 39.4% in the prior quarter and 54.2% in the third quarter of fiscal 2017.

Third-quarter fiscal 2018 operating loss was $(1.0 million), compared to an operating loss of $(1.8 million) in the prior quarter and operating income of $234,000 a year ago. Third-quarter fiscal 2018 net loss included interest and other income of $99,000 and a tax provision of $590,000, compared to $61,000 in interest and other income and a tax benefit of $53,000 a year ago; in the preceding quarter, net loss included interest and other income of $103,000 and a tax provision of $49,000.

Total third-quarter pre-tax stock-based compensation expense was $535,000 compared to $508,000 in the prior quarter and $429,000 in the comparable quarter a year ago.

At December 31, 2017, the Company had $56.8 million in cash, cash equivalents and short-term investments, $8.2 million in long-term investments, $63.7 million in working capital, no debt, and stockholders' equity of $85.5 million.

Outlook for Fourth Quarter of Fiscal 2018

For the fourth-quarter of fiscal 2018, we currently expect net revenues to be in the range of $10.0 million to $11.0 million, with gross margin in a range of 53% to 55%.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2017 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 25, 2018. To participate in the teleconference, please call toll-free 866-676-1141 approximately 10 minutes prior to the above start time and provide Conference ID 3698266. You may also listen to the teleconference live via the Internet at www.gsitechnology.com. For those unable to attend, our web site will host an archive of the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers.  The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly closing process.  Examples of other risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

CONTACT:
GSI Technology, Inc.
Mr. Douglas M. Schirle, CFO
408-331-9802

Hayden IR
Mr. Dave Fore or Mr. Brett Maas
206-395-2711

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016

Net revenues	$11,118	$9,647	$11,484	$31,452	$37,788
Cost of goods sold	5,443	4,789	4,989	15,315	17,228

Gross profit	5,675	4,858	6,495	16,137	20,560

Operating expenses:

Research & development	4,231	4,160	3,813	12,726	11,594
Selling, general and administrative	2,481	2,492	2,448	7,771	7,963
Total operating expenses	6,712	6,652	6,261	20,497	19,557

Operating income (loss)	(1,037)	(1,794)	234	(4,360)	1,003

Interest and other income (expense), net	99	103	61	300	295

Income (loss) before income taxes	(938)	(1,691)	295	(4,060)	1,298
Provision (benefit) for income taxes	590	49	(53)	720	64
Net income (loss)	$(1,528)	$(1,740)	$348	$(4,780)	$1,234

Net income (loss) per share, basic	$(0.07)	$(0.08)	$0.02	$(0.23)	$0.06
Net income (loss) per share, diluted	$(0.07)	$(0.08)	$0.02	$(0.23)	$0.06

Weighted-average shares used in
computing per share amounts:

Basic	21,165	21,037	20,300	21,003	20,707
Diluted	21,165	21,037	21,097	21,003	21,239

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016

Cost of goods sold	$73	$66	$78	$186	$209
Research & development	292	284	251	843	712
Selling, general and administrative	170	158	100	492	438
	$535	$508	$429	$1,521	$1,359

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016

Selling, general and administrative	$77	$1	$43	$131	$97

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2017	March 31, 2017
Cash and cash equivalents	$39,740	$ 33,736
Short-term investments	17,030	16,199
Accounts receivable	5,545	6,349
Inventory	6,795	9,211
Other current assets	2,073	2,777
Net property and equipment	7,667	7,689
Long-term investments	8,199	12,898
Other assets	12,274	13,736
Total assets	$99,323	$ 102,595

Current liabilities	$7,520	$ 10,474
Long-term liabilities	6,339	5,677
Stockholders' equity	85,464	86,444
Total liabilities and stockholders' equity	$99,323	$ 102,595